MAGELLAN GOLD UPDATES STATUS OF RANDALL CLAIMS

FOR IMMEDIATE RELEASE                                                                               August 2, 2012

Reno, NV ----   Magellan Gold Corporation (OTCBB : MAGE) received notification  that its application with the Bureau of Land Management to conduct exploration activities on its Randall claims held under lease with RS Gold, LLC has been rejected.

Magellan Gold had conducted initial reconnaissance exploration on the claims and then filed a notice with the Nevada BLM office to conduct trenching and drilling on the claims located near Sand Springs in Churchill County, Nevada.

The BLM has advised Magellan that the proposed area of operation and portions of the ten Randall claims are not available for mineral entry due to conflicts with lands reserved by the State of Nevada for both highway right-of-way and material sites.

As a result of the notification by the BLM, Magellan intends to fully impair the value of the Randall claims as of June 30, 2012.  Magellan intends to engage in further discussions with the leaseholder, RS Gold, LLC, to determine the appropriate course of action, if any, for this project.

Magellan will focus on its Secret Canyon claims and developing new exploration opportunities.

ABOUT MAGELLAN GOLD CORPORATION

Magellan Gold Corporation (OTCBB: MAGE) is a Nevada corporation engaged in the acquisition and exploration of precious metals mineral properties.  Magellan Gold’s primary exploration property, the Secret Canyon Claims is comprised of a ten-year mining lease to explore, develop and conduct mining operations on 70 unpatented lode mining claims located in Washoe County, Nevada.

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such statements are based on good faith assumptions that Magellan Gold Corporation believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Factors that could cause actual results to differ from those anticipated are discussed in Magellan Gold Corporation's periodic filings with the Securities and Exchange Commission.

Contact: John Power, President

                        707-884-3766